Exhibit 99.1

MEDCATH CONTACTS: O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation Strengthens Development Team
     CHARLOTTE, N.C. Jan. 8, 2007 — MedCath Corporation (Nasdaq: MDTH) announced today that it has bolstered its strategic development capabilities with the hiring of industry veteran Gary C. Bell. Bell will join MedCath on January 8th as chief development officer.
     In his 25 years in healthcare, Bell has led acquisition, development and strategic planning efforts for several hospital companies. Most recently, Bell led the effort to acquire more than 40 hospitals in 13 states during his 13-year tenure at Health Management Associates, Inc., a Naples, Fla.-based operator of acute care hospitals in the Southeast and Southwest.
     “Gary’s deep experience, negotiating skills and outstanding track record will help launch our next phase of growth at MedCath,” said Ed French, MedCath’s president and chief executive officer. “Gary will be a tremendous asset to our team as we continue to broaden our core growth strategy to include opportunistic acquisitions of general acute-care hospitals that include strong heart programs in partnership with physicians and others.”
     Before joining Health Management Associates in 1993, Bell managed Mississippi Methodist Hospital and Rehabilitation Center, a spinal cord and orthopedic injury rehabilitation facility. He also worked for Charter Medical Corp. and Universal Health Services, Inc.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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